Exhibit 28 (d)(3)
SCHEDULE A
TO THE
AMENDED AND RESTATED INVESTMENT ADVISORY AGREEMENT
BETWEEN
RIDGEWORTH FUNDS
AND
RIDGEWORTH CAPITAL MANAGEMENT
Breakpoint Advisory Fee Schedules and Discounts:
Equity and Fixed Income Funds:
First $500 million = None (full fee)
Next $500 million = 5% discount from full fee
Over $1.0 billion = 10% discount from full fee
Equity Funds

Fund	Fee
Aggressive Growth Stock Fund	1.10%
Emerging Growth Stock Fund	1.10%
International Equity Fund	1.15%
International Equity Index Fund	0.50%
Large Cap Core Growth Stock Fund	0.85%
Large Cap Growth Stock Fund	0.97%
Large Cap Quantitative Equity Fund	0.85%
Large Cap Value Equity Fund	0.80%
Aggressive Growth Allocation Strategy (formerly Life Vision Aggressive Growth Fund)	0.10%
Conservative Allocation Strategy (formerly Life Vision Conservative Fund)	0.10%
Growth Allocation Strategy (formerly Life Vision Growth and Income Fund)	0.10%
Moderate Allocation Strategy (formerly Life Vision Moderate Growth Fund)	0.10%
Mid-Cap Value Equity Fund	1.00%
Select Large Cap Growth Stock Fund	0.85%
Small Cap Growth Stock Fund	1.15%
Small Cap Value Equity Fund	1.15%
Fixed Income Funds

Fund	Fee
Corporate Bond Fund	0.40%
Georgia Tax-Exempt Bond Fund	0.55%
High Grade Municipal Bond Fund (formerly, Florida Tax-Exempt Bond Fund)	0.55%
High Income Fund	0.60%
Intermediate Bond Fund	0.25%
Investment Grade Bond Fund	0.50%
Investment Grade Tax-Exempt Bond Fund	0.50%
Limited Duration Fund	0.10%
Limited-Term Federal Mortgage Securities Fund	0.50%
Maryland Municipal Bond Fund	0.55%
North Carolina Tax-Exempt Bond Fund	0.55%
Seix Floating Rate High Income Fund	0.45%
Seix Global Strategy Fund	0.60%
Seix High Yield Fund	0.45%
Short-Term Bond Fund	0.40%
Short-Term U.S. Treasury Securities Fund	0.40%
Total Return Bond Fund (formerly, Core Bond Fund)	0.25%
U.S. Government Securities Fund	0.50%
U.S. Government Securities Ultra-Short Bond Fund	0.20%
Ultra-Short Bond Fund	0.22%
Virginia Intermediate Municipal Bond Fund	0.55%